SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2008 (June 30, 2008)

MBIA INC.
(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
914-273-4545

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

As a result of the sale of approximately $4 billion in investment assets from the ALM portfolio during the second quarter, as described further in Item 8.01 below, MBIA Inc. (“MBIA” or the “Company”) estimates that it will record pre-tax net realized losses on its second quarter income statement of approximately $300 million. The sale of assets is not expected to have a material impact on shareholders' equity since the amount of unrealized losses on its balance sheet that the Company previously recorded with respect to the assets that were sold did not differ substantially from the actual prices at which the assets were sold.

Item 7.01.     REGULATION FD DISCLOSURE.

MBIA issued a press release on June 30, 2008. A copy of the press release is attached as Exhibit 99.1 hereto.

The information in the press release is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report, including Exhibit 99.1, will not be incorporated by reference into any registration statement filed by MBIA under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 8.01.     OTHER EVENTS.

The following information is being filed pursuant to Item 8.01 – Other Events of Form 8-K.

On June 20, 2008, MBIA issued a press release announcing that as a result of Moody's downgrade of MBIA Insurance Corporation's insurance financial strength rating from Aaa to A2 it expected that it would be required to post additional eligible collateral and fund potential termination payments under its outstanding Guaranteed Investment Contracts (“GICs”). On June 30, 2008, the Company announced that following a portfolio rebalancing within its Asset/Liability Management (“ALM”) business, which included sales of approximately $4 billion of investment assets during the second quarter of 2008, it has sufficient eligible collateral and cash to satisfy these additional requirements. As a result of these activities, the Company's entire remaining GIC portfolio will be fully collateralized, to the extent all GIC holders exercise their right to collateralization. While MBIA continues to buy and sell municipal securities in the ordinary course of managing its insurance investment portfolio, the repositioning activity in the ALM portfolio did not include the sale of municipal securities.

MBIA's ALM portfolio liabilities declined from $25.1 billion at March 31, 2008 to $24.1 billion at June 27, 2008 through normal amortization of the portfolio. The $24.1 billion balance at June 27, 2008 consists of $15.8 billion in GICs, $7.3 billion in medium-term notes (“MTNs”) issued by MBIA Global Funding, LLC, and $1.0 billion in fixed term collateralized repurchase agreements. Of the $15.8 billion in currently outstanding GICs, $8.3 billion were collateralized prior to Moody's downgrade of MBIA Insurance Corporation to A2. As a result of the downgrade, of the remaining $7.5 billion in previously uncollateralized GICs, $3.9 billion are being collateralized and $3.6 billion are being terminated, assuming in each case that the holders exercise their rights to collateralization or termination. The amounts subject to collateralization and termination, respectively, differ from the amounts disclosed on page 22 of the Company's 2008 First Quarter Financial Results Conference Call Presentation and the Company's June 20, 2008 press release due to a combination of portfolio amortization and the Company's election to exercise its option to terminate $700 million in GICs in lieu of posting collateral.

The $7.3 billion in outstanding MTNs issued by MBIA Global Funding, LLC do not require collateral posting and are not subject to termination upon any downgrades. The MTNs mature over 34 years and have an average life of approximately 5.3 years.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This current report of MBIA Inc. includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. MBIA cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The following are some of the factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements: the possibility that we will experience severe losses due to the continued deterioration in the performance of residential mortgage-backed securities and collateralized debt obligations; fluctuations in the economic, credit, interest rate or foreign currency environment in the United States and abroad; level of activity within the national and international credit markets; competitive conditions and pricing levels; legislative or regulatory developments; technological developments; changes in tax laws; changes in the Company’s credit ratings; the effects of mergers, acquisitions and divestitures; and uncertainties that have not been identified at this time. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such results are not likely to be achieved. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

Item 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.

99.1                Press Release issued by MBIA Inc. dated June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

		By:	/s/ Ram D. Wertheim
Ram D. Wertheim
General Counsel

Date:	July 2, 2008

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

Dated July 2, 2008

Exhibit 99.1                  Press Release issued by MBIA Inc. dated June 30, 2008.